Exhibit 99.1

FOR IMMEDIATE RELEASE

January 28, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Record Yearly Results For Fourth Quarter

LAFAYETTE, LOUISIANA – IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 122-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), announced income available to common shareholders of $106 million for the quarter ended December 31, 2009, an increase of 340% compared to the third quarter of 2009 (“linked quarter basis”). Fully diluted earnings per share (“EPS”) were $5.23 in the fourth quarter of 2009, an increase of 332% on a linked quarter basis compared to $1.21 in the third quarter of 2009. For the full year of 2009, the Company reported net income to common shareholders of $144 million, up 273% compared to $39 million in 2008. EPS for 2009 was $8.03, up 171% compared to $2.96 in 2008. According to First Call, the consensus analyst EPS estimate for the Company for the fourth quarter of 2009 was $1.82 and $4.02 for the full year of 2009.

Daryl G. Byrd, President and Chief Executive Officer commented, “2009 was a year of tremendous achievement and opportunity for our Company. Our shareholders and other constituents benefitted from our many years of sacrifice, hard work, discipline, and foresight. Our fourth quarter and year-end results are a clear demonstration of our profitability, capital strength, and sound asset quality compared to the severe strife within the financial services industry.” Byrd continued, “Despite the industry challenges, our shareholders received a total return on their investment of 522% between year-ends 1999 and 2009, assuming reinvestment of quarterly cash dividends. This equated to a total annual shareholder return of 20% over that period.”

Significant Influences on the Quarter Ended December 31, 2009

•

CapitalSouth Bank Conversion. In the third quarter of 2009, the Company acquired in a FDIC-assisted transaction selected assets and assumed selected liabilities of CapitalSouth Bank, a bank formerly headquartered in Birmingham, Alabama, with 10 offices in the metropolitan statistical areas (“MSAs”) of Birmingham, Montgomery, and Huntsville, Alabama and Jacksonville, Florida. Over the weekend of November 7-8, 2009, the Company completed the conversion of the operating systems of CapitalSouth Bank.

•

Orion Bank and Century Bank Acquisitions. The Company completed its FDIC-assisted acquisitions of selected assets and assumptions of selected liabilities associated with Orion Bank and Century Bank, FSB on November 13, 2009. Orion Bank was formerly headquartered in Naples, Florida, with 23 offices in the Florida MSAs of Naples, Ft. Myers, Key West, Miami-Ft. Lauderdale, and Bradenton-Sarasota. Century Bank was formerly headquartered in Sarasota, Florida, with 11 offices in the Florida MSAs of Bradenton-Sarasota and Miami-Ft. Lauderdale.

The Company recorded a $170 million pre-tax gain for the Orion Bank and Century Bank acquisitions under FAS141R in accordance with generally accepted accounting principles. The

Company incurred one-time pre-tax acquisition-related costs of $7.9 million, or $0.25 per share on an after-tax basis during the fourth quarter of 2009.

The majority of assets acquired in each of the three FDIC-assisted transactions are covered under the loss sharing arrangements with the FDIC and loan valuations incorporate estimated losses. Based on current modeling, management estimates each of the three acquisitions will be accretive to earnings and EPS of the Company over the next few years.

•

Capital Strength. At December 31, 2009, the Company reported a tangible common equity ratio of 7.35%, a Tier 1 leverage ratio of 9.90%, and a total risk based capital ratio of 13.50%. During the third quarter of 2009 the Company issued and sold 4,427,500 shares of common stock in an underwritten public offering for net proceeds of approximately $165 million.

•

Asset Quality. The majority of assets acquired in all three FDIC-assisted transactions in 2009 are covered under FDIC loss sharing arrangements, and loan valuations incorporate estimated losses. As a result, a significant portion of the Company’s nonperforming assets have minimum loss exposure. Total Nonperforming Assets (“NPAs”) at December 31, 2009 were $1 billion which included $949 million in nonperforming assets covered under the FDIC loss sharing agreements (“covered assets”). Excluding the FDIC transactions, NPAs were $60 million, up $6 million, or 11%, on a linked quarter basis. The ratio of NPAs to total assets was 10.40% at December 31, 2009, and 0.91% excluding the FDIC transactions, compared to 0.93% on a similar basis at September 30, 2009 and 0.84% one year ago.

The Company reported net charge-offs totaling $2 million in the fourth quarter of 2009, or 0.18% of average loans on an annualized basis. On a similar basis, this figure compares to $23 million, or 2.26% of average loans, in the third quarter of 2009. The Company recorded a loan loss provision of $9 million, down 64% compared to $25 million on a linked quarter basis. The loan loss provision was elevated in the third quarter of 2009 primarily due to the higher charge-offs. The Company’s ratio of loan loss reserves to total loans was 0.96% at December 31, 2009 and 1.36% excluding the FDIC transactions, compared to 1.25% at September 30, 2009.

•

Net Interest Margin. The Company’s tax-equivalent net interest margin (“margin”) improved 13 basis points on a linked quarter basis, from 3.02% in the third quarter of 2009 to 3.15% in the fourth quarter of 2009. The margin improvement was driven by a significant expansion in noninterest bearing deposits, favorable deposit pricing, strong loan growth, and improved competitive dynamics in many of the Company’s markets and businesses. Excluding the FDIC-assisted transactions, the Company’s net interest margin improved 24 basis points, to 3.26% at December 31, 2009.

($ in thousands)	Reported 6/30/2009	CapitalSouth Acquisition *	3Q09 Organic Growth	Reported 9/30/2009	Orion Acquisition *	Century Acquisition *	4Q09 Organic Growth	Reported 12/31/2009

Assets
Investments	1,023,388	46,027	26,404	1,095,819	230,968	22,128	231,922	1,580,837
Loans	3,829,326	366,788	102,298	4,298,412	961,094	417,561	107,298	5,784,365
Allowance	(46,329)	—	(2,462)	(48,791)	—	—	(6,977)	(55,768)
OREO	17,352	9,556	(3,947)	22,961	28,505	21,150	1,475	74,091
Other Assets	878,890	188,152	31,924	1,098,966	1,141,120	351,170	(274,379)	2,316,877

Total Assets	5,702,627	610,523	154,217	6,467,367	2,361,687	812,009	59,339	9,700,402

Liabilities
Deposits	4,172,895	517,153	85,685	4,775,733	1,883,087	615,815	281,513	7,556,148
L/T Borrowings	538,161	30,624	(42,679)	526,106	344,689	143,006	(267,937)	745,864
Other Liabilities	330,997	4,916	(20,966)	314,947	61,176	21,453	46,599	444,175

Total Liabilities	5,042,053	552,693	22,040	5,616,786	2,288,952	780,274	60,175	8,746,187
Equity	660,574	57,830	132,177	850,581	72,735	31,735	(836)	954,215

Liabs & Equity	5,702,627	610,523	154,217	6,467,367	2,361,687	812,009	59,339	9,700,402

*	Unaudited. Derived from financial information furnished by the FDIC at acquisition. Subsequently revised to include fair value adjustments

Balance Sheet and Yields

Total assets increased $3.2 billion, or 50%, to $9.7 billion at December 31, 2009, and up $59 million, or 1%, excluding the FDIC acquisitions of Orion Bank and Century Bank. Over the last 10 years, the Company’s asset base grew at a 22% annual compounded growth rate. Total shareholders’ equity increased $104 million, or 12%, since September 30, 2009 and grew at a 10-year compounded annual rate of 23%. The Company’s market capitalization was $1.1 billion at year-end 2009 and climbed at a 10-year compounded annual growth rate of 28%.

Total investment securities increased $485 million, or 44%, to $1.6 billion during the fourth quarter of 2009, as the Company received cash associated with the FDIC-assisted transactions and excess cash was moved into the investment portfolio. As a percentage of total assets, the investment portfolio decreased from 18% at September 30, 2009 to 16% at December 31, 2009. Excluding the Orion Bank and Century Bank transactions, the investment portfolio had a modified duration of 3.0 years at December 31, 2009, up slightly compared to 2.8 years at September 30, 2009. Based on projected prepayment speeds and other assumptions at December 31, 2009, the portfolio was expected to generate approximately $357 million in cash flows, or about 27% of the portfolio, over the next 12 months. The average yield on investment securities decreased 21 basis points on a linked quarter basis, to 3.82% in the fourth quarter of 2009. The Company holds in its investment portfolio primarily government agency and municipal securities.

Loans

Since September 30, 2009, total loans increased $1.5 billion, or 35%, and $107 million, or 2%, excluding the FDIC-assisted transactions. Between the time of the acquisitions and December 31, 2009, Orion Bank and Century Bank-related loans decreased approximately $42 million, or 2%, which was consistent with the Company’s expectations. Over the last 10 years, total loans grew at a 21% compounded annual growth rate.

The loan portfolio is comprised of disparate components. Approximately 29% of the Company’s $5.8 billion loan portfolio is comprised of assets covered under the FDIC’s loss share agreements, which provide considerable protection against credit risk on those covered assets. Covered under the FDIC loss agreements were the acquired loan portfolios of CapitalSouth ($0.4 billion and 6% of total gross loans), Orion Bank ($1.8 billion and 26% of total gross loans), and Century Bank ($0.7 billion and 10% of total gross loans). In addition, the Company purchased these loans at an aggregate discount of $1.3 billion, or 42% of loans acquired and 18% of total gross loans). Finally, $4.1 billion in loans are associated with the legacy franchise, which were underwritten under the Company’s guidelines.

Period-End Loan Volumes ($ in Millions)

Loans	IBERIABANK					IBERIABANK fsb
	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	Since Acq.
Commercial	$1,768	$1,806	$1,877	$1,935	$2,045	$530	$536	$554	$621	$704	58%
Consumer	672	673	686	687	680	239	233	234	236	234	-2%
Mortgage	461	438	409	399	385	74	72	69	68	68	1%

Non-FDIC Loans	$2,901	$2,917	$2,972	$3,021	$3,110	$843	$841	$857	$925	$1,006	33%
Covered Loans				$353	$1,670

Total Loans				$3,374	$4,780
Non-FDIC Growth	4%	1%	2%	14%	3%	0%	0%	2%	8%	9%

On a linked quarter basis, the yield on average total loans increased 33 basis points to 5.56%. Yields on mortgage and consumer loans declined 54 and 60 basis points, respectively, on a linked quarter basis. Over this period, the yield on commercial loans increased 86 basis points.

The IBERIABANK fsb builder construction portfolio has declined to $9 million at December 31, 2009 (equal to only 0.2% of the Company’s consolidated total loan portfolio). The Company’s Louisiana C&D loans totaled $248 million, or 4.3% of total loans. The Louisiana C&D portfolio continues to perform well; only 0.91% of this portfolio was past due 30 days or more (1.53% at September 30, 2009).

The Company’s commercial real estate (“CRE”) loan portfolio is composed of four parts. First, a significant portion of the total CRE portfolio is covered under the loss share agreements with the FDIC. Second, much of the acquired CRE portfolio was purchased at substantial discounts from the FDIC that are expected to offset much of the remaining credit exposure and servicing costs. Third, a portion of the CRE portfolio is associated with the IBERIABANK fsb builder construction portfolio which has compressed significantly over the last two years. Finally, a portion of the CRE portfolio is comprised of legacy CRE loans, underwritten under the Company’s guidelines. At December 31, 2009, the average loan size in the legacy CRE portfolio was approximately $604,000, and loans past due 30 days or more (including nonaccruing loans) equated to 1.72% of the CRE loans outstanding (1.81% at September 30, 2009). Approximately 61% of the legacy CRE portfolio was based in southern Louisiana, 14% in northern Louisiana, and 24% in IBERIABANK fsb’s markets. At December 31, 2009, many of the local markets in southern Louisiana remained economically healthy compared to the national economy. Excluding construction-related credits and FDIC-related loans, at December 31, 2009, approximately 47% of the Company’s CRE portfolio was owner-occupied and 53% non-owner occupied. Non-owner occupied CRE loans equated to 104% of total risk based capital at December 31, 2009.

At December 31, 2009, approximately 42% of the Company’s consumer loan portfolio was covered under the FDIC loss share agreements. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio was 716, and loans past due 30 days or more were 1.32% at December 31, 2009 (compared to 0.86% at September 30, 2009). Legacy home equity loans totaled $342 million, with 1.38% past due 30 days or more (1.11% at September 30, 2009). Legacy home equity lines of credit totaled $196 million, with 0.98% past due 30 days or more (0.62% at September 30, 2009). Annualized net charge-offs in this portfolio were 0.66% of loans in the fourth quarter of 2009 (1.13% in the third quarter of 2009). The weighted average loan-to-value at origination for this portfolio over the last three years was approximately 70%.

The indirect automobile portfolio totaled $259 million at December 31, 2009, down 3% compared to September 30, 2009. This portfolio equated to 4% of total loans and had 1.19% in loans past due 30 days or more (including nonaccruing loans) at December 31, 2009 (1.05% at September 30, 2009). Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.45% of average loans in the fourth quarter of 2009 (0.45% in the third quarter of 2009). Approximately 87% of the indirect automobile portfolio was in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate.

Deposits

During the fourth quarter of 2009, total deposits increased $2.8 billion, or 58%, and $282 million, or 6%, excluding the FDIC transactions. Between the time of the acquisitions and January 27, 2010, Orion Bank and Century Bank-related deposits, excluding brokered deposits, decreased approximately $17 million, or 6%, which was more favorable than the Company’s expectations.

Period-End Deposit Volumes ($ in Millions)

Deposits	IBERIABANK					IBERIABANK fsb
	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	Since Acq.
Noninterest	$465	$452	$451	$501	$832	$156	$129	$126	$128	$153	59%
NOW Accounts	615	747	750	764	1,038	206	205	198	195	203	5%
Savings/MMkt	755	851	888	1,048	1,948	199	220	240	279	305	73%
Time Deposits	1,006	1,009	1,014	1,356	2,589	593	520	507	504	488	-9%

Total Deposits	$2,842	$3,059	$3,103	$3,669	$6,407	$1,154	$1,074	$1,071	$1,105	$1,149	14%
Growth	5%	8%	1%	18%	75%	-5%	-7%	0%	3%	4%

Between September 30 and December 31, 2009, deposits at IBERIABANK increased $2.7 billion, or 75%, and $239 million, or 7% excluding Orion Bank and Century Bank. Deposits at IBERIABANK fsb increased $44 million, or 4% over this same period.

Noninterest bearing deposits totaled $985 million at December 31, 2009, up $356 million, or 57%, compared to September 30, 2009. Excluding the FDIC-assisted transactions, noninterest bearing deposits climbed $138 million, or 22%, over this period. On a linked quarter basis, average noninterest bearing deposits increased $222 million, or 38%, and interest-bearing deposits increased $1.5 billion, or 39%. The rate on average interest bearing deposits in the fourth quarter of 2009 was 1.75%, a decrease of three basis points on a linked quarter basis, compared to a 19 basis point decline in the cost of average interest bearing liabilities. The Company had only $90 million in short-term borrowings at December 31, 2009, or approximately 1% of total liabilities.

Interest Rate Risk Position

The Company’s interest rate risk modeling at December 31, 2009 excluding the Orion Bank and Century Bank transactions indicated the Company is slightly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 1.3%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 3.7%. At December 31, 2009, approximately 59% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 55%. Approximately 75% of the

Company’s time deposit base will re-price within 12 months from December 31, 2009. The rapid decline in short-term interest rates over the last few years and changes in the Company’s balance sheet mix have caused the Company’s interest rate risk position to become more asset sensitive over time.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					IBERIABANK fsb
	4Q08	1Q09	2Q09	3Q09	4Q09	4Q08	1Q09	2Q09	3Q09	4Q09
Earning Asset Yield	5.60%	4.92%	4.91%	4.65%	4.64%	5.37%	5.41%	5.29%	4.79%	4.89%
Cost Of Int-Bearing Liabs	2.43%	2.10%	1.97%	1.84%	1.77%	2.99%	2.55%	2.32%	2.13%	1.95%

Net Interest Spread	3.17%	2.82%	2.94%	2.81%	2.87%	2.37%	2.86%	2.97%	2.66%	2.94%

Net Interest Margin	3.56%	3.15%	3.26%	3.09%	3.15%	2.78%	3.19%	3.28%	2.97%	3.26%

Operating Results

Tax-equivalent net interest income increased $17.2 million, or 41% on a linked quarter basis. Average earning assets increased $1.9 billion (up 34%) and the tax-equivalent net interest spread and margin improved 18 and 13 basis points, respectively, on a linked quarter basis. The average earning asset yield decreased two basis points. The Company’s excess liquidity position increased from approximately $250 million at September 30, 2009 to $342 million at December 31, 2009 ($261 million in Fed Funds Sold and $81 million in interest bearing cash). Interest bearing deposits and liabilities declined three and 19 basis points, respectively.

Aggregate noninterest income increased $115 million, or 143%, on a linked quarter basis. The primary changes on a linked quarter basis were (1) a $170 million gain on completion of the Orion Bank and Century Bank acquisitions in the fourth quarter compared to $57 million in the third quarter of 2009, (2) a $0.9 million gain on the sale of investment securities, and (3) a $0.5 million decline in title insurance income on a linked quarter basis.

The Company’s mortgage origination business experienced continued strength during the fourth quarter of 2009. The Company originated $351 million in mortgage loans during the fourth quarter of 2009, up $49 million, or 16%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 30% of mortgage loan originations in the fourth quarter of 2009, compared to 27% in the third quarter of 2009. The Company sold $335 million in mortgage loans during this period, down $5 million, or 1%, compared to the third quarter of 2009. Sales margins improved on a linked quarter basis. Gains on the sale of mortgage loans totaled $8.5 million in the fourth quarter of 2009, an increase of $1.2 million, or 17%, on a linked quarter basis. The mortgage pipeline was approximately $76 million at year-end 2009, and has since risen to a level of approximately $87 million at January 22, 2009. In recent weeks, loan refinancings accounted for approximately one-quarter of mortgage activity.

Noninterest expense increased $20.6 million, or 38%, on a linked quarter basis. A substantial portion of the increase in noninterest expense during the fourth quarter was associated with a goodwill impairment charge. The Company’s annual goodwill impairment tests determined a portion of the goodwill associated with the Company’s title insurance businesses was impaired by $9.7 million. A non-cash impairment charge was incurred for this amount during the fourth quarter of 2009. Other increases in expenses on a linked quarter basis were compensation (up $3.1 million), contract labor/temporary help (up $2.7 million), legal and professional (up $1.2 million), occupancy and equipment ($1.2 million), marketing and business development (up $1.1 million) and FDIC deposit insurance premium assessments (up $1.0 million). Partially offsetting those expense increases were reductions in OREO expense (down $3.9 million) and annual bonus accrual (down $1.9 million). One-time merger-related costs (included in some of the previously described expense categories) totaled $7.9 million in the fourth quarter of 2009, compared to $0.6 million in the third quarter. In aggregate, the combined tangible efficiency ratio of the Company’s bank subsidiaries was approximately 18.9% in the fourth quarter of 2009 (33.7% in the third quarter of 2009).

Basic net income to common shareholders in the fourth quarter of 2009 totaled $106 million, up 340% on a linked quarter basis. Return on average assets (“ROA”) was 5.29% for the fourth quarter of 2009, return on average common equity (“ROE”) was 46.94%, and return on average tangible common equity was 66.26%.

Asset Quality

The Company’s credit quality statistics were significantly affected by the FDIC-assisted acquisitions, though the loss share arrangements with the FDIC and discounts on the assets acquired should provide substantial protection against loss on those assets. Under the loss share agreements, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $970 million, or $776 million (the Company would cover the remaining $194 million amount). In addition, the FDIC will cover 95% of losses that exceed that $970 million threshold level. The Company estimates its maximum loss exposure will be approximately $297 million, assuming all loans experience 100% losses with no recoveries, over the loss share period. The Company received a discount of approximately $500 million on the purchase of assets in the transactions.

Excluding the FDIC-assisted transactions, NPAs and loans past due 30 days or more increased marginally during the fourth quarter of 2009 at both IBERIABANK and IBERIABANK fsb. The legacy Company had no troubled debt restructurings at December 31, 2009.

Summary Asset Quality Statistics

($thousands)	IBERIABANK			IBERIABANK fsb			IBERIABANK Corp.
	2Q09	3Q09*	4Q09**	2Q09	3Q09	4Q09	2Q09	3Q09*	4Q09**
Nonaccruals	$14,110	$13,600	$11,899	$14,409	$22,655	$27,947	$28,519	$36,256	$39,847
OREO & Foreclosed	1,199	2,277	4,000	16,153	11,192	11,281	17,352	13,469	15,281
90+ Days Past Due	3,596	1,999	3,193	9,663	2,651	1,767	13,259	4,650	4,960

Nonperforming Assets	$18,905	$17,877	$19,092	$40,225	$36,498	$40,996	$59,130	$54,375	$60,088

NPAs/Assets	0.45%	0.42%	0.38%	2.78%	2.43%	2.68%	1.04%	0.93%	0.91%
NPAs/(Loans + OREO)	0.64%	0.59%	0.61%	4.60%	3.90%	4.03%	1.54%	1.38%	1.45%
LLR/Loans	1.01%	1.05%	1.10%	1.89%	1.86%	2.12%	1.21%	1.25%	1.36%
Net Charge-Offs/Loans	0.08%	1.21%	0.04%	1.22%	6.16%	0.78%	0.33%	2.38%	0.22%

*	Excludes the impact of the CapitalSouth acquisition
**	Excludes the impact of all FDIC-assisted acquisitions

The FDIC-assisted transactions accounted for $949 million, or 94% of the Company’s $1 billion in total NPAs at December 31, 2009, and the legacy IBERIABANK Corporation franchise accounted for the remaining $60 million in NPAs. Excluding the FDIC-assisted transactions, NPAs equated to 0.91% of total assets at December 31, 2009, compared to 0.93% at September 30, 2009. On this same basis, total loans past due 30 days or more (including nonaccruing loans) represented 1.67% of total loans at December 31, 2009, up 25 basis points, compared to 1.42% of total loans at September 30, 2009.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09
IBERIABANK
30+ days past due	0.28%	0.69%	0.31%	0.33%	0.32%	0.58%
Non-accrual	0.21%	0.22%	0.54%	0.47%	0.45%	0.38%

Total Past Due	0.49%	0.92%	0.85%	0.80%	0.77%	0.96%

IBERIABANK fsb
30+ days past due	1.29%	1.57%	1.85%	1.73%	1.09%	1.12%
Non-accrual	2.42%	2.53%	2.12%	1.68%	2.45%	2.78%

Total Past Due	3.71%	4.10%	3.97%	3.41%	3.54%	3.90%

Consolidated (Ex-FDIC Covered Assets)
30+ days past due	0.52%	0.89%	0.65%	0.64%	0.50%	0.71%
Non-accrual	0.72%	0.74%	0.90%	0.74%	0.92%	0.96%

Total Past Due	1.24%	1.63%	1.55%	1.38%	1.42%	1.67%

CapitalSouth Only
30+ days past due					7.62%	7.59%
Non-accrual					24.64%	29.68%

Total Past Due					32.26%	37.27%

Orion Only
30+ days past due						16.55%
Non-accrual						57.63%

Total Past Due						74.18%

Century Only
30+ days past due						10.52%
Non-accrual						52.88%

Total Past Due						63.40%

Consolidated With FDIC Covered Assets
30+ days past due					1.08%	4.35%
Non-accrual					2.87%	15.33%

Total Past Due					3.95%	19.68%

At December 31, 2009, the allowance for loan losses was 0.96%, down compared to 1.14% at September 30, 2009. In accordance with generally accepted accounting principles, the assets acquired in the FDIC-assisted transactions were marked to market at consummation, including estimated loan impairment. As a result, no loan loss reserves are expected on these loans at this time. Excluding the acquired loans, the Company’s ratio of loan loss reserves to loans increased from 1.24% at September 30, 2009 to 1.36% at December 31, 2009.

The Company reported net charge-offs of $2 million in the fourth quarter of 2009, compared to $23 million in the third quarter of 2009. The ratio of net charge-offs to average loans was 0.18% in the fourth quarter of 2009, compared to 2.26% in the third quarter of 2009. The elevated charge-offs in the third quarter were primarily due to valuations on appraisals of collateral securing certain loans, the Company’s credit portfolio management process, general economic conditions, and other third quarter factors. The Company recorded a $9 million loan loss provision in the fourth quarter of 2009, compared to $25 million in the third quarter of 2009. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at December 31, 2009.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 9.84% at December 31, 2009, compared to 13.15% at each of September 30, 2009 and December 31, 2008. At December 31, 2009, the Company reported a tangible common equity ratio of 7.35%, compared to 9.59% at September 30, 2009 and 7.23% one year ago. The Company’s Tier 1 leverage ratio was 9.90%, compared to 11.54% at September 30, 2009 and 11.27% one year ago. The Company’s total risk based capital ratio was 13.50%, compared to 16.83% at September 30, 2009 and 15.69% one year ago. The Company’s tangible common equity to risk weighted assets ratio was 14.49%, compared to 13.38% at September 30, 2009, and 9.48% one year ago.

In July 2009, the Company issued and sold 4,427,500 shares of common stock for net proceeds of approximately $165 million in a public underwritten equity offering. Shares were sold in the offering at a price of $39.00 per share.

Regulatory Capital Ratios

At December 31, 2009

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK fsb	IBERIABANK Corporation
Tier 1 Leverage	5.00%	8.40%	10.25%	9.90%
Tier 1 Risk Based	6.00%	10.73%	12.81%	12.23%
Total Risk Based	10.00%	11.89%	14.04%	13.50%

At December 31, 2009, book value per share was $46.04, up $4.63, or 11%, compared to September 30, 2009, and up 14% compared to one year ago. Tangible book value per share improved $4.64, or 16%, over that period to $33.53, and up 39% compared to one year ago.

On December 14, 2009, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.46%, based on the closing stock price of the Company’s common stock on January 27, 2009 of $55.32 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 6.9 times $8.03 per fully diluted EPS for 2009. This price equated to 1.20 times December 31, 2009 book value per share of $46.04 and 1.65 times tangible book value per share of $33.53.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 209 combined offices, including 136 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 47 locations in 12 states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $1.2 billion, based on the closing stock price on January 27, 2009.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, January 28, 2010, beginning at 8:00 a.m. Central Time by dialing 1-800-288-8961. The confirmation code for the call is 141829. A replay of the call will be available until midnight Central Time on February 4, 2010 by dialing 1-800-475-6701. The confirmation code for the replay is 141829. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”,

“intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, unanticipated losses related to the integration of acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2009	2008	% Change	2009	% Change

Income Data (in thousands):
Net Interest Income	$57,556	$37,167	55%	$40,666	42%
Net Interest Income (TE) (1)	59,452	38,417	55%	42,297	41%
Net Income	108,902	8,276	1216%	24,729	340%
Earnings Available to Common Shareholders - Basic	108,902	7,928	1274%	24,729	340%
Earnings Available to Common Shareholders - Diluted	106,185	7,716	1276%	24,126	340%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$5.27	$0.58	808%	$1.22	332%
Earnings Available to Common Shareholders - Diluted	5.23	0.57	818%	1.21	332%
Book Value Per Common Share	46.04	40.53	14%	41.41	11%
Tangible Book Value Per Common Share (2)	33.53	24.20	39%	28.89	16%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	20,617,155	13,650,667	51%	20,253,317	2%
Diluted Shares (Average)	20,301,633	13,537,539	50%	19,944,420	2%
Book Value Shares (Period End) (3)	20,797,218	15,900,820	31%	20,623,541	1%

Key Ratios: (4)
Return on Average Assets	5.29%	0.62%		1.60%
Return on Average Common Equity	46.94%	5.80%		11.66%
Return on Average Tangible Common Equity (2)	66.26%	11.74%		17.10%
Net Interest Margin (TE) (1)	3.15%	3.17%		3.02%
Efficiency Ratio	29.6%	70.5%		44.9%
Tangible Efficiency Ratio (TE) (1) (2)	28.9%	67.4%		43.6%
Average Loans to Average Deposits	82.1%	92.4%		91.0%
Nonperforming Assets to Total Assets (5)	10.40%	0.84%		2.33%
Allowance for Loan Losses to Loans	0.96%	1.09%		1.14%
Net Charge-offs to Average Loans	0.18%	0.53%		2.25%
Average Equity to Average Total Assets	11.24%	10.71%		13.67%
Tier 1 Leverage Ratio	9.90%	11.27%		11.54%
Common Stock Dividend Payout Ratio	6.5%	68.2%		28.4%
Tangible Common Equity Ratio	7.35%	7.23%		9.59%
Tangible Common Equity to Risk-Weighted Assets	14.49%	9.48%		13.38%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	December 31,			September 30, 2009
	2009	2008	% Change
ASSETS
Cash and Due From Banks	$94,674	$159,716	(40.7)%	$66,579
Interest-bearing Deposits in Banks	80,723	186,149	(56.6)%	273,982

Total Cash and Equivalents	175,397	345,865	(49.3)%	340,561
Investment Securities Available for Sale	1,320,476	828,743	59.3%	1,024,868
Investment Securities Held to Maturity	260,361	60,733	328.7%	70,951

Total Investment Securities	1,580,837	889,476	77.7%	1,095,819
Mortgage Loans Held for Sale	66,945	63,503	5.4%	52,796
Loans, Net of Unearned Income	5,784,365	3,744,402	54.5%	4,298,412
Allowance for Loan Losses	(55,768)	(40,872)	36.4%	(48,791)

Loans, net	5,728,597	3,703,530	54.7%	4,249,621
Loss Share Receivable	1,034,734	—	100.0%	88,093
Premises and Equipment	137,426	131,404	4.6%	130,453
Goodwill and Other Intangibles	260,144	259,683	0.2%	258,186
Mortgage Servicing Rights	229	188	22.2%	219
Other Assets	716,093	189,577	277.7%	251,619

Total Assets	$9,700,402	$5,583,226	73.7%	$6,467,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$985,253	$620,637	58.7%	$628,800
Interest-bearing Deposits	6,570,895	3,375,179	94.7%	4,146,933

Total Deposits	7,556,148	3,995,816	89.1%	4,775,733
Short-term Borrowings	90,000	58,000	55.2%	15,000
Securities Sold Under Agreements to Repurchase	173,351	150,213	15.4%	193,234
Long-term Debt	745,864	568,479	31.2%	526,106
Other Liabilities	180,824	76,510	136.3%	106,713

Total Liabilities	8,746,187	4,849,018	80.4%	5,616,786
Total Shareholders’ Equity	954,215	734,208	30.0%	850,581

Total Liabilities and Shareholders’ Equity	$9,700,402	$5,583,226	73.7%	$6,467,367

INCOME STATEMENT

	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change

Interest Income	$85,538	$65,074	31.4%	$270,387	$263,827	2.5%
Interest Expense	27,982	27,907	0.3%	97,602	126,183	(22.7)%

Net Interest Income	57,556	37,167	54.9%	172,785	137,644	25.5%
Provision for Loan Losses	9,260	6,206	49.2%	45,370	12,568	261.0%

Net Interest Income After Provision for Loan Losses	48,296	30,961	56.0%	127,415	125,076	1.9%
Service Charges	6,253	5,851	6.9%	22,986	23,025	(0.2)%
ATM / Debit Card Fee Income	2,340	1,804	29.7%	7,975	6,820	16.9%
BOLI Proceeds and Cash Surrender Value Income	729	679	7.5%	2,892	2,966	(2.5)%
Gain on Acquisition	169,872	—	100.0%	227,342	—	100.0%
Gain on Sale of Loans, net	8,506	4,292	98.2%	35,108	25,295	38.8%
Gain (Loss) on Sale of Investments, net	878	525	67.3%	6,736	1,137	492.2%
Title Revenue	4,127	3,806	8.4%	18,476	19,003	(2.8)%
Broker Commissions	1,048	1,156	(9.4)%	4,592	5,528	(16.9)%
Other Noninterest Income	2,600	2,275	14.3%	6,879	8,158	(15.7)%

Total Noninterest Income	196,353	20,388	863.1%	332,986	91,932	262.2%
Salaries and Employee Benefits	34,339	22,362	53.6%	114,379	88,971	28.6%
Occupancy and Equipment	7,068	5,702	23.9%	24,337	23,294	4.5%
Amortization of Acquisition Intangibles	1,022	684	49.5%	2,893	2,408	20.1%
Other Noninterest Expense	32,685	11,804	176.9%	81,651	46,553	75.4%

Total Noninterest Expense	75,114	40,552	85.2%	223,260	161,226	38.5%
Income Before Income Taxes	169,535	10,797	(1470.2)%	237,141	55,782	325.1%
Income Taxes	60,633	2,521	(2304.7)%	85,891	15,870	441.2%

Net Income	$108,902	$8,276	(1215.9)%	$151,250	$39,912	279.0%

Preferred Stock Dividends	—	(348)	0.0%	(3,350)	(348)	100.0%

Earnings Available to Common Shareholders - Basic	108,902	7,928	(1273.7)%	147,900	39,564	273.8%

Earnings Allocated to Unvested Restricted Stock	(2,717)	(212)	1184.5%	(3,733)	(905)	312.5%

Earnings Available to Common Shareholders - Diluted	106,185	7,716	1276.1%	144,167	38,659	272.9%

Earnings Per Share, diluted	$5.23	$0.57	817.6%	$8.03	$2.96	170.8%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
ASSETS
Cash and Due From Banks	$75,435	$59,975	$78,939	$78,204	$77,896
Interest-bearing Deposits in Banks	305,371	299,591	61,115	130,584	106,618
Investment Securities	1,327,579	1,074,896	1,033,274	995,766	889,983
Mortgage Loans Held for Sale	58,785	60,350	89,298	81,910	44,841
Loans, Net of Unearned Income	5,070,584	4,049,351	3,788,273	3,743,032	3,662,020
Allowance for Loan Losses	(49,442)	(45,711)	(42,970)	(40,711)	(39,640)
Loss Share Receivable	590,804	38,784	—	—	—
Other Assets	787,488	592,455	585,016	583,373	583,147

Total Assets	$8,166,604	$6,129,691	$5,592,945	$5,572,158	$5,324,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$804,918	$583,229	$570,298	$554,269	$575,738
Interest-bearing Deposits	5,368,692	3,864,927	3,558,739	3,461,866	3,388,765

Total Deposits	6,173,610	4,448,156	4,129,037	4,016,135	3,964,503
Short-term Borrowings	31,054	2,174	22,489	45,760	32,367
Securities Sold Under Agreements to Repurchase	188,339	210,115	149,664	141,186	138,763
Long-term Debt	681,789	536,877	541,557	552,838	567,562
Other Liabilities	174,133	94,189	86,819	72,430	51,473

Total Liabilities	7,248,925	5,291,511	4,929,566	4,828,349	4,754,668
Total Shareholders’ Equity	917,679	838,180	663,379	743,809	570,197

Total Liabilities and Shareholders’ Equity	$8,166,604	$6,129,691	$5,592,945	$5,572,158	$5,324,865

INCOME STATEMENT

	2009				2008
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest Income	$85,538	$63,554	$60,974	$60,321	$65,074
Interest Expense	27,982	22,888	22,698	24,034	27,907

Net Interest Income	57,556	40,666	38,276	36,287	37,167
Provision for Loan Losses	9,260	25,295	7,783	3,032	6,206

Net Interest Income After Provision for Loan Losses	48,296	15,371	30,493	33,255	30,961
Total Noninterest Income	196,353	80,874	32,030	23,730	20,388
Total Noninterest Expense	75,114	54,540	49,814	43,792	40,552

Income Before Income Taxes	169,535	41,705	12,709	13,193	10,797
Income Taxes	60,633	16,976	4,235	4,048	2,521

Net Income	$108,902	$24,729	$8,474	$9,145	$8,276

Preferred Stock Dividends	—	—	—	(3,350)	(348)

Earnings Available to Common Shareholders - Basic	$108,902	$24,729	$8,474	$5,795	$7,928

Earnings Allocated to Unvested Restricted Stock	(2,717)	(603)	(250)	(169)	(212)

Earnings Available to Common Shareholders - Diluted	$106,185	$24,126	$8,224	$5,626	$7,716

Earnings Per Share, basic	$5.27	$1.22	$0.53	$0.36	$0.58

Earnings Per Share, diluted	$5.23	$1.21	$0.52	$0.36	$0.57

Book Value Per Share	$46.04	$41.41	$41.13	$40.98	$40.53

Return on Average Assets	5.29%	1.60%	0.61%	0.68%	0.62%
Return on Average Common Equity	46.94%	11.66%	5.11%	3.59%	5.80%
Return on Average Tangible Common Equity	66.26%	17.10%	8.75%	6.35%	11.74%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	December 31,			September 30,
	2009	2008	% Change	2009
Residential Mortgage Loans:
Residential 1-4 Family	$975,395	$498,740	95.6%	$514,111
Construction/ Owner Occupied	32,857	36,693	(10.5)%	19,737

Total Residential Mortgage Loans	1,008,252	535,433	88.3%	533,848
Commercial Loans:
Real Estate	2,499,843	1,522,965	64.1%	1,817,634
Business	1,218,014	775,625	57.0%	1,005,862

Total Commercial Loans	3,717,857	2,298,590	61.7%	2,823,496
Consumer Loans:
Indirect Automobile	259,339	265,722	(2.4)%	267,801
Home Equity	649,821	501,036	29.7%	523,227
Automobile	30,552	28,464	7.3%	30,782
Credit Card Loans	44,561	38,014	17.2%	42,527
Other	73,983	77,143	(4.1)%	76,731

Total Consumer Loans	1,058,256	910,379	16.2%	941,068

Total Loans Receivable	5,784,365	3,744,402	54.5%	4,298,412

Allowance for Loan Losses	(55,768)	(40,872)		(48,791)

Loans Receivable, Net	$5,728,597	$3,703,530		$4,249,621

ASSET QUALITY DATA	December 31,			September 30,
	2009	2008	% Change	2009
Nonaccrual Loans	$890,993	$27,825	3102.2%	$123,304
Foreclosed Assets	35	38	(6.2)%	55
Other Real Estate Owned	74,056	16,274	355.1%	22,906
Accruing Loans More Than 90 Days Past Due	43,952	2,481	1671.6%	4,698

Total Nonperforming Assets	$1,009,036	$46,618	2064.5%	$150,963

Nonperforming Assets to Total Assets	10.40%	0.83%	1160.3%	2.33%
Nonperforming Assets to Total Loans and OREO	17.22%	1.24%	1289.5%	3.49%
Allowance for Loan Losses to Nonperforming Loans (1)	6.0%	134.9%	(95.6)%	38.1%
Allowance for Loan Losses to Nonperforming Assets	5.5%	87.7%	(93.7)%	32.3%
Allowance for Loan Losses to Total Loans	0.96%	1.09%	(11.7)%	1.14%
Year to Date Charge-offs	$33,267	$12,882	158.2%	$29,892
Year to Date Recoveries	(2,646)	(2,900)	(8.8)%	(1,554)

Year to Date Net Charge-offs	$30,621	$9,982	206.8%	$28,338

Quarter to Date Net Charge-offs	$2,283	$4,885	(53.3)%	$22,980

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS	December 31,			September 30,
	2009	2008	% Change	2009
Noninterest-bearing Demand Accounts	$985,253	$620,637	58.7%	$628,800
NOW Accounts	1,241,241	821,649	51.1%	959,041
Savings and Money Market Accounts	2,253,065	954,408	136.1%	1,326,202
Certificates of Deposit	3,076,589	1,599,122	92.4%	1,861,690

Total Deposits	$7,556,148	$3,995,816	89.1%	$4,775,733

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2009		September 30, 2009		December 31, 2008
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$875,454	5.06%	$501,196	5.60%	$529,449	5.80%
Commercial Loans (TE) (1)	3,134,273	5.61%	2,614,911	4.75%	2,222,997	5.40%
Consumer and Other Loans	1,060,857	5.82%	933,244	6.42%	909,574	6.85%

Total Loans	5,070,584	5.56%	4,049,351	5.23%	3,662,020	5.83%
Mortgage Loans Held for Sale	58,785	4.75%	60,350	4.72%	44,841	5.77%
Investment Securities (TE) (1)(2)	1,265,385	3.82%	1,040,275	4.03%	886,132	5.07%
Other Earning Assets	1,030,554	0.18%	380,080	0.28%	185,657	0.87%

Total Earning Assets	7,425,308	4.64%	5,530,056	4.66%	4,778,650	5.49%
Allowance for Loan Losses	(49,442)		(45,711)		(39,640)
Nonearning Assets	790,738		645,346		585,855

Total Assets	$8,166,604		$6,129,691		$5,324,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$1,083,574	0.76%	$945,141	0.77%	$792,032	1.13%
Savings and Money Market Accounts	1,806,497	1.48%	1,222,273	1.31%	979,841	1.76%
Certificates of Deposit	2,478,621	2.37%	1,697,513	2.69%	1,616,892	3.54%

Total Interest-bearing Deposits	5,368,692	1.75%	3,864,927	1.78%	3,388,765	2.46%
Short-term Borrowings	219,394	0.46%	212,289	0.68%	171,130	1.10%
Long-term Debt	681,789	2.33%	536,877	3.75%	567,562	4.47%

Total Interest-bearing Liabilities	6,269,875	1.77%	4,614,093	1.96%	4,127,457	2.67%
Noninterest-bearing Demand Deposits	804,918		583,229		575,738
Noninterest-bearing Liabilities	174,132		94,189		51,473

Total Liabilities	7,248,925		5,291,511		4,754,668
Shareholders’ Equity	917,679		838,180		570,197

Total Liabilities and Shareholders’ Equity	$8,166,604		$6,129,691		$5,324,865

Net Interest Spread	$57,556	2.87%	$40,666	2.69%	$37,167	2.82%
Tax-equivalent Benefit	1,896	0.09%	1,631	0.12%	1,250	0.10%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$59,452	3.15%	$42,297	3.02%	$38,417	3.17%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Twelve Months Ended
	December 31, 2009		December 31, 2008
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$598,237	5.42%	$554,943	5.88%
Commercial Loans (TE) (1)	2,614,425	4.97%	2,113,145	5.68%
Consumer and Other Loans	953,474	6.32%	867,715	7.12%

Total Loans	4,166,136	5.35%	3,535,803	6.07%
Mortgage Loans Held for Sale	72,489	4.76%	59,551	5.83%
Investment Securities (TE) (1)(2)	1,070,701	4.20%	876,380	5.08%
Other Earning Assets	423,743	0.27%	188,694	2.28%

Total Earning Assets	5,733,069	4.79%	4,660,428	5.72%
Allowance for Loan Losses	(44,735)		(39,138)
Nonearning Assets	683,481		585,074

Total Assets	$6,371,815		$5,206,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$971,990	0.82%	$817,708	1.48%
Savings and Money Market Accounts	1,286,254	1.44%	937,026	2.13%
Certificates of Deposit	1,809,992	2.72%	1,604,973	4.01%

Total Interest-bearing Deposits	4,068,236	1.86%	3,359,707	2.87%
Short-term Borrowings	197,824	0.66%	205,120	2.14%
Long-term Debt	578,505	3.51%	554,288	4.50%

Total Interest-bearing Liabilities	4,844,565	2.01%	4,119,115	3.05%
Noninterest-bearing Demand Deposits	628,742		509,769
Noninterest-bearing Liabilities	107,137		49,314

Total Liabilities	5,580,444		4,678,198
Shareholders’ Equity	791,371		528,166

Total Liabilities and Shareholders’ Equity	$6,371,815		$5,206,364

Net Interest Spread	$172,785	2.78%	$137,644	2.67%
Tax-equivalent Benefit	6,282	0.11%	4,902	0.10%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$179,067	3.09%	$142,546	3.03%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	12/31/2009	9/30/2009	12/31/2008
Net Interest Income	$57,556	$40,666	$37,167
Effect of Tax Benefit on Interest Income	1,896	1,631	1,250

Net Interest Income (TE) (1)	59,452	42,297	38,417

Noninterest Income	196,353	80,874	20,388
Effect of Tax Benefit on Noninterest Income	393	393	365

Noninterest Income (TE) (1)	196,746	81,267	20,753

Total Revenues (TE) (1)	$256,198	$123,564	$59,170

Total Noninterest Expense	$75,114	$54,540	$40,552
Less Intangible Amortization Expense	(1,022)	(627)	(684)

Tangible Operating Expense (2)	$74,092	$53,913	$39,868

Return on Average Common Equity	46.94%	11.66%	5.80%
Effect of Intangibles (2)	19.32%	5.44%	5.94%

Return on Average Tangible Common Equity (2)	66.26%	17.10%	11.74%

Efficiency Ratio	29.6%	44.9%	70.5%
Effect of Tax Benefit Related to Tax Exempt Income	(0.3)%	(0.8)%	(1.9)%

Efficiency Ratio (TE) (1)	29.3%	44.1%	68.6%
Effect of Amortization of Intangibles	(0.4)%	(0.5)%	(1.2)%

Tangible Efficiency Ratio (TE) (1) (2)	28.9%	43.6%	67.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.